                                                                      EXHIBIT 1

              TRANSACTIONS IN SHARES EFFECTED BY REPORTING PERSONS
                               DURING PAST 60 DAYS



                                                 DATE OF TRANSACTION
           NATURE OF TRANSACTION*                    (TRADE DATE)           NUMBER OF SHARES      PRICE PER SHARE**
           ---------------------                     ------------           ----------------      ------------------
Purchase of Shares by Knapp                            12/21/01                 105,325                $1.1427

Purchase of Shares by McCord                           12/21/01                  57,450                $1.1427

Purchase of Shares by O'Sullivan                       12/21/01                  25,000                $1.1427

Purchase of Shares by Whiting                          12/21/01                   3,725                $1.1427

Purchase of Shares by Whiting                          12/24/01                  10,000                 $1.15

Purchase of Shares by Knapp                            12/26/01                  35,000                $1.1624

Purchase of Shares by McCord                           12/26/01                  26,225                $1.1624

Purchase of Shares by Whiting                          12/26/01                  11,275                $1.1624

Purchase of Shares by Scully                           12/27/01                  12,000                 $1.17

 * Except as otherwise indicated, all transactions were effected by ordinary broker's transactions in the over-the-counter market.

** Includes broker's commissions.


                                    Exh. 2-1